EXHIBIT 10.53

                                FORMARITIMA LTD.




                                     - AND -




                       MARITIMA PETROLEO E ENGENHARIA LTDA







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                       AMETHYST 7 LOCAL SERVICES AGREEMENT

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THIS AGREEMENT is made the day 5th  of November,1998

BETWEEN:

1. FORMARITIMA LTD. a company incorporated in the British Virgin Islands under and having its principal office at Arias Fabrega & Fabrega Trust Co. BVI Limited, Omar Hodge Building, P.O. Box 985; Wickham s Cay, Road Town, Tortola, British Virgin Islands, (hereafter referred to as FORMARITIMA ), and

2. MARITIMA PETROLEO E ENGENHARIA LTDA, (formerly Maritima Navegaceo e Engenharia Ltda., company incorporated in Brazil with its registered office at Avenida Almirante Barroso 52, 3400 GR, 20031-000, Centro, Rio de Janeiro, Brazil (hereafter referred to as MARITIMA ).

      FORMARITIMA and MARITIMA are also hereinafter referred to collectively as PARTIES and individually as PARTY .

WHEREAS:

A. Formaritima is a 50 / 50 joint venture company set up by Pride-Foramer S.A. of France and Maritima Petroleo e Engenharia Ltda of Brazil for the provision of services to operate drilling and workover rigs.

B. Maritima has been awarded a charter contract (hereinafter referred to as the Charter ) by Petroleo Brasileiro S.A. (hereinafter referred to as PETROBRAS ), each for the provision of a dynamically positioned semi-submersible drilling rig (hereinafter referred to as the RIG ) pursuant to an invitation to bid. The obligations and rights under the Charter have been assigned to Petrodrill Seven Limited (hereinafter referred to as OWNER ).

C. The Owner has entered into a management agreement (hereinafter referred to as the MANAGEMENT AGREEMENT ) with Formaritima for the management of the Rig and the provision of certain technical services in order to assist the Owner to perform its obligations pursuant to the Charter.

D. Maritima has been awarded by Petrobras a contract for supply of services, pursuant to an invitation to bid (hereinafter referred to as the
       CONTRACT ), for the supply of local services with respect to a Rig for the duration of the Contract and will perform those services independently of its obligations under the present agreement (hereinafter referred to as the  AGREEMENT ).

E. The Parties have decided that local services shall be provided by Maritima to Formaritima as per the terms and conditions of the AGREEMENT.


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NOW THEREFORE in consideration of the mutual covenant and obligations hereafter set forth, it is hereby agreed between the Parties as follows :

1.    DEFINITIONS

      Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to such terms in the Shareholders Agreement for the Amethyst Financial Company Ltd. date of even date herewith between Drillpetro Inc., Techdrill Inc. and Westville Management Corporation.

2.    OBJECT

      The object of the Agreement is the supply by Maritima to Formaritima of services such as, but not limited to, the services specified in Clause 4 of the Agreement.

3.      TERM

3.1 The term of the Agreement shall be the same as the Management Agreement. However:

      3.1.1 This Agreement shall be terminated with respect to the Rig in the event of the actual or constructive or compromised or arranged total loss or requisition for title of such Rig on the date four months after such total loss occurs or is agreed with Lenders (as the case may be, or such other date as may be agreed).

      3.1.2 The Agreement may by terminated by Formaritima at any time, (x) upon a notice period of seven (7) days, if Formaritima is not satisfied for sound reasons, with Maritima s performance, having given Maritima notice of its deficiencies and the opportunity to correct these within a period of 15 days or (y) immediately with respect to the Rig upon termination or assignment of the Rig s Contract. In such case, no payment shall become due by Formaritima to Maritima for unperformed services.

      3.1.3 It is agreed by the Parties that the effective performance of the Agreement shall include, without limitation, sea trials and mobilization of the Rigs to Brazil prior to the commencement of the Contract, assistance to demobilize upon termination of the Contract and the resolution of any outstanding unresolved contractual issues at the end of the Contract.

3.2    NOT USED.

4.     SCOPE OF SERVICES PROVIDED BY MARITIMA

       The scope of services (the Local Services ) to be provided by Maritima for the Rig is as set out in Appendix 1. Maritima covenants and agrees to perform and comply with all of its obligations under each Contract.

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5.    COMPENSATION / REMUNERATION

5.1 All services are to be provided by Maritima to Formaritima on an open book, at cost basis, duly justified by direct reference to industry standards. For the supply of services forming the object of this Agreement, Formaritima will pay Maritima the rates set out in Appendix 2. All amounts received by Maritima pursuant to the Contracts shall only be used to pay costs and expenses for providing the services described herein. Any excess amounts shall be treated in accordance with Clause 5.2.2.

5.2 Formaritima will pay Maritima a management fee amounting to US$1,250 per day for the Rig, commencing at the start of pre-delivery sea trials and ending on the last day of drilling operations for the relevant Rig under the Management Agreement or, subject to Clause 3.2, upon any prior termination of the Agreement.

      5.2.1 If Maritima s monthly income arising from the Contract is less than the provisional monthly budgeted costs and the management fee, calculated on a monthly basis, agreed in advance by Formaritima, Formaritima will pay Maritima the documented shortfall within 30 days of receipt of written notice from Maritima.

      5.2.2 If Maritima s monthly income arising from the Contract is greater than the actual monthly costs plus the management fee, calculated on a monthly basis, Maritima will pay Formaritima the difference outstanding within 30 days of receipt from Petrobras of monies arising from the Contract.

5.3 Maritima will be responsible for the provision of budgets associated with the Local Services. The first operating budget concerning costs associated with sea mob and mobilisation will be presented by Maritima to Formaritima six months in advance of the anticipated date of arrival of each Rig at Macae, Brazil or such other place as which may be notified by Petrobras. The Parties will meet on a quarterly basis and Maritima will present to Formaritima the provisional monthly budgets.

      Formaritima will review the budgets and, if in agreement, will approve the budgets. The said approval of the budgets for each quarterly period will be given by Formaritima prior to 31st December, 31st March, 30th June and 30th September of each year, respectively, provided always that the said budgets are presented by Maritima to Formaritima prior to 30th November, 28th February, 31st May and 31st August, respectively.

5.4 Maritima shall endeavour to maximise the payments of costs and expenses in Reais and notably to substitute expenditures in Reais for expenditures in US$ to the maximum extent possible.

5.5 In the case of a disputed invoice, Formaritima will advise Maritima of the item under dispute specifying the complaint within fifteen (15) days of receipt of such invoice but will pay the undisputed part. The disputed item will be paid as may be mutually agreed.

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5.6 Payments shall be made to a bank account nominated on each invoice.

6.    TAXES

      Any taxes or charges applied by local authorities in Brazil which are due under the Contract with Petrobras shall be for Maritima s account.

7.    LIABILITIES

7.1   COMPLIANCE WITH LAW AND REGULATION

      Maritima undertakes that in performance of its obligations under this Agreement it will comply with all applicable laws and regulations in Brazil and all governmental authority.

7.2   LIABILITIES BETWEEN THE PARTIES

      7.2.1 Maritima shall hold harmless and indemnify Formaritima from and against all claims, costs expenses or liabilities arising from or connected with the performance of this Agreement in respect of: death of or personal injury to any of the personnel of the Maritima Group defined in Clause 7.2.4; loss of or damage to the property of the Maritima Group; any consequential or economic loss or damage suffered by the Maritima Group; howsoever arising and irrespective of negligence or other breach of legal duty by the Formaritima Group.

      7.2.2 Formaritima shall hold harmless and indemnify Maritima from and against all claims, costs, expenses or liabilities arising from or connected with the performance of this Agreement in respect of: death of or personal injury to any of personnel of the Formaritima Group defined in Clause 7.2.3; loss of or damage to the property of the Formaritima Group; and any consequential or economic loss or damage suffered by the Formaritima Group; howsoever arising and irrespective of negligence or other breach of legal duty by the Maritima Group.

      7.2.3 For the purposes of this Clause 7.2, the Formaritima Group means Formaritima, its associated companies, its other sub-contractors and suppliers, the Owner, Petrobras, and the officers, employees and agents of any of them working under this Agreement.

      7.2.4 For the purposes of this Clause 7.2 the Maritima Group means Maritima, its associated companies, its other sub-contractors and suppliers, and the officers, employees and agents of any of them working under this Agreement.

      72.5 For the express purposes of Clause 7 of this Agreement only, Formaritima contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within the Formaritima Group (as defined in Clause 7.2.3) and all such persons shall to this extent be deemed to be parties to this Agreement.

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      7.2.6 For the express purposes of Clause 7 of this Agreement only,
            Maritima contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within the Maritima Group (as defined in Clause 7.2.4) and all such persons shall to this extent be deemed to be parties to this Agreement.

7.3   INDEMNITY FOR OPERATIONS

      Save as is provided in Clause 7.2. above, Formaritima shall indemnify and hold harmless and shall procure that Owner shall indemnify and hold harmless Maritima from and against all actions, proceedings, claims, demands or liabilities whatsoever that may be brought by any other person against, or incurred by Maritima in relation to or in connection with its performance of this Agreement with respect to the Rig unless same has arisen from the gross negligence or wilful misconduct of Maritima, in which event the liability of Maritima shall be limited to the aggregate of the management fee received by Maritima in the preceding 12 months for the Rig


8.    CONFIDENTIAL INFORMATION

      All information related to this Agreement, regardless of whether such information concerns Formaritima, its clients, its associated companies, or its contractors, shall be treated as confidential and shall not be divulged by Maritima to any third party without the prior written consent of Formaritima. The hereabove obligations shall survive termination of the Agreement and shall remain in force for so long as the information covered by confidentiality has not otherwise become public knowledge.

9.    EMPLOYMENT OF PERSONNEL

      No Maritima personnel shall be deemed to be employees, either temporary or permanent of Formaritima and shall at all time be deemed employed by Maritima.

      Maritima shall have the sole responsibility for the preparation of payroll and the payment of Maritima personnel, wages, compensation, remittance, allowance, insurance and indemnities of whatever kind and in complying with all applicable labor and local taxation regulations.

      Both Parties agree to refrain from any and all actions, direct or indirect, that may lead to employment by such Party of an employee of the other Party, unless such party obtains the prior written approval of the other Party, which approval shall not unreasonably be withheld.

10.   INSURANCE

10.1  MARITIMA S INSURANCES

      Maritima undertakes that it will take out all insurance policies to cover its liabilities as set forth in Article 7 of this Agreement and as required under the terms of the Contract, such insurances shall include but not be limited to the following:

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      Workman Compensation insurance and Employer s Liability insurance for damage suffered by its personnel in amount not less than those required by applicable laws in Brazil.

      Comprehensive general liability insurance for its responsibility to third parties in amount not less than those required for any one occurrence by article 3.12.1 of the Contract.

      All insurance policies as required to cover its equipment and/or materials and those belonging to any service companies and for which Maritima is responsible.

10.2  FORMARITIMA/OWNER INSURANCE

      In addition, Formaritima will procure that insurance policies are taken out to cover Formaritima s responsibilities including but not limited to the responsibilities set out in Article 3.4.1. of the Management Agreement between Formaritima and the Owner.

10.3  GENERAL PROVISIONS

      For all insurance policies taken out :

      Maritima shall comply with the insurance regulations in force in Brazil.

      Formaritima shall bear the costs of the premiums, deductibles, fees and expenses relative to all policies effected pursuant to the provisions of this Agreement.

      Each Party shall procure that the other party shall be named as co-assured to the extent permitted so as to give effect to the provisions of Article 6 of this Agreement.

      All of the insurance policies taken out shall state the underwriter s waiver of subrogation to give effect to the provisions of Article 7 of this Agreement.

      Maritima shall on request by Formaritima, furnish copies of the insurance policies it is bound to take out pursuant to Article 10 of this Agreement.

11.   ASSIGNMENT OF CONTRACT

      The Parties agree that, if requested by Formaritima, Maritima will procure that the Contract will be assigned to Formaritima or its nominee.

12.    AUDIT

       Maritima shall keep and cause its contractor(s) and sub-contractor(s) to keep the books, payrolls, receipts, vouchers, financial records, personnel records and any document related to the work thereunder and required for administration purposes for the term of the Agreement and for a limited period of two (2) years after termination hereof. Formaritima, through its duly authorised representatives, shall have free access with 15 days notice with no restriction, to such information, whenever required by Formaritima, and it shall also have the right, at any time subject to previous notification to Maritima, to perform the audits it deems necessary of the aforementioned books, payrolls, receipts, vouchers, records and files in general.

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       Formaritima reserves the right to audit Maritima s activities as deemed necessary and/or appropriate by Formaritima, in order to check the contents and compliance with the terms herein.

       Notwithstanding the foregoing, in no event shall Formaritima s right of audit be construed as a release or waiver of any of Maritima s obligations under the Agreement.

13.    MISCELLANEOUS

13.1   FORCE MAJEURE

      13.1.1 Each Party to this Agreement shall be relieved from complying with any term of this Agreement to the extent that, and only so long as, such compliance is prevented or delayed by force majeure, which is defined as civil or labor disturbances, riots, strikes (other than a strike limited to the employees of either Party), wars (declared or undeclared), military actions, insurrections, rebellion, acts of any governmental or military agency under actual or assumed authority, action of elements, floods, storm or other acts of God or any cause beyond the control of either Party, whether or not similar to the matters herein specifically enumerated and provided that the event shall not have been caused by the action or negligence of either of the Parties, and that the Party and/or the Parties affected shall do its, or their, utmost to remedy the above circumstances.

      13.1.2 Any Party claiming force majeure shall promptly notify the other Party, with the evidence of the occurrence of such event.

      13.1.3 If either Party hereto is prevented from or delayed in performing all or any of its obligations thereunder as a direct result of force majeure, such non performance shall not be considered as a breach of this Agreement and that Party shall be relieved from such obligation which shall suspend payment by the other Party for the duration of such force majeure.

      13.1.4 Notwithstanding the foregoing to the extent that the event claimed as force majeure impacts upon or would impact upon the performance of the Contract, such event must be recognised as a force majeure event in terms of the Contract before it can qualify as a force majeure event hereunder.

13.2  BANKRUPTCY OR ABANDONMENT OF OPERATIONS

      Should Maritima become insolvent or enter into any arrangement with or for the benefit of its creditors or become unable or refuse or neglect to perform its obligations hereunder or if Maritima s equipment is seized or taken in execution, Formaritima may, by notice in writing to Maritima, terminate this Agreement without thereby affecting in other respects the obligations or liabilities of Maritima.

13.3  ASSIGNMENT OF AGREEMENT

      Neither Party may assign the Agreement, either wholly or in part, except with the prior written authorisation of the other Party, which authorisation may not be unreasonably withheld.

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14.    NOTICE

       All notices, invoices and other communications required pursuant to this Agreement shall be in writing and deemed to have been sufficiently given or made if delivered by hand of send by fax to the addressee at the address set out below;

            in the case of Formaritima to:     and     with a copy to:

            FORMARITIMA LTD.                           John O Leary
            Arias Fabrega & Fabrega                    Pride International, Inc.
                Trust Co. BVI Limited                  5847 San Felipe,
            P.O. Box 985                               Suite 3300
            Wickham s Cay, Road Town                   Houston, TX 77057-3011
            Tortola, British Virgin Islands            Tel: (713)789-1400
            Tel: (284) 494-4977                        Fax: (713)784-3702
            Fax: (284) 494-4980

            in the case of Maritima to:

            MARITIMA PETROLEO E  ENGENHARIA LTDA,
            Avenida Almirante Barroso 52
            3400 GR
            20031-000 Centro
            RIO DE JANEIRO
            BRAZIL
            Tel: 011-55-21-262-5055
            Fax: 011-55 21 220 6566

      or to such other address as the relevant Party may from time to time notify to the other.

15.   GOVERNING LAW AND ARBITRATION

15.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

15.2 Any dispute or difference arising in connection with this Agreement shall if possible be settled by mutual amicable agreement.

15.3 If any dispute should arise in connection with the interpretation and fulfilment of this Agreement the same shall be decided by arbitration in the city of London and shall be referred to a single Arbitrator to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single Arbitrator the dispute shall be settled by three Arbitrators, each party appointing one Arbitrator, the third being appointed by the Chairman for the time being of the London Maritime Arbitrators Association.

15.4 If either of the appointed Arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new Arbitrator in his place.

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15.5  If one of the Parties fails to appoint an Arbitrator, either originally or by way of substitution, for two weeks after the other Party having appointed his Arbitrator has sent the Party making default notice by mail or facsimile to make the appointment, the Party appointing the third Arbitrator shall, after application from the Party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the Party making default.

15.6 The award rendered by the Arbitration Court shall be final and binding upon the Parties and may if necessary be enforced by the Court or other competent authority in the same manner as a judgment in the Court of Justice.

15.7 Performance under this Agreement shall, if reasonably possible, continue during the arbitration proceedings.

IN WITNESS WHEREOF this Agreement has been executed by or on behalf of the Parties hereto the day and year first above written.

Signed in two duplicate originals in

SIGNED by                                 )/s/ JOHN O'LEARY
for and on behalf of                      )
FORMARITIMA LTD.                          )
in the presence of:                       ) /s/ FRIDA A. MARTINEZ


SIGNED by                                 )/s/ GERMAN EFROMOVICH
for and on behalf of                      )German Efromovich
MARITIMA PETROLEO ENGENHARIA LTDA         )/s/ MARCELO VIOLLAND
in the presence of:                       )Marcelo Violland

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                                   APPENDIX 1

                   SCOPE OF SERVICES PROVIDED BY MARITIMA

Maritima will procure services in Brazil (hereinafter referred to as the LOCAL SERVICES )to Formaritima. The Local Services to include but not be limited to the provision of:

Logistics

Local rig personnel (as per the personnel and payment schedule attached in Appendix 2).

Local base personnel (as per the personnel and payment schedule as attached in Appendix 3).

Local base and yard space and services required for such spaces.

Commercial services.

Offices.

Customs clearance for rig, equipment and spare parts.

Accounting and cost control with presentation of accounts by Maritima to Formaritima in a US GAAP format or other format to be agreed with Formaritima.

Provision of monthly budgets on a semi-annual basis. Reconciliation of actual local monthly costs against monthly budgets proposed, in a format required by Formaritima Area Manager.

Provision of local insurance. Settling of local insurance disputes.

Assistance with administration of the Contract and the Central Bank of Brazil administration.

Local freight forwarding.

Local purchase of parts, services and supplies.

Administration of invoicing for the Contract.

Consularisation and assistance to complying with Brazilian laws and procedures.

Marketing advice and service.

If required by Formaritima, the provision of a bank account in Maritima s name to be used and operated exclusively by Formaritima s Area Manager who will have the joint signatory powers concerning the said bank account with his deputy.

Visas, work permits application and formalities.

Legal assistance concerning rig and base operational health, safety and environmental issues.

Assistance and advice to minimise the impact of customs duties and import taxes.

FORMARITIMA WILL HAVE THE RIGHT TO REFUSE SUB-CONTRACTORS PROPOSED BY MARITIMA AND TO NOMINATE OTHER SUB-CONTRACTORS IN THEIR PLACE.

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                                   APPENDIX 2

                      MARITIMA NAVEGACAO E ENGENHARIA LTDA
                                WAGES REF. OCT 97
                         OPERATION OF DP SEMISUBMERSIBLE

                                                 TOTAL US$/
FUNCTION                                        MAN ON BOARD

STOREKEEPER/MATERIALSMAN                           238,00

SAFETY MAN                                         353,00

NURSE                                              183,00

RADIO OPERATOR                                     202,00

BARGE ENGINEER                                     499,00

BCO/BOSUN                                          454,00

TOOL PUSHER/DRILL ENGINEER                         827,00

TOOL PUSHER/DRILL ENGINEER                         547,00

DRILLER                                            521,00

ASS. DRILLER                                       315,00

DERRICKMAN                                         199,00

FLOORMAN                                           152,00

ROUSTABOUT                                          95,00

CRANE OPERATOR                                     222,00

DECK FOREMAN/AUX TECH./ENGINEER JR                 261,00

ELECTRICIAN/MECHANIC                               274,00

CHIEF MECHANIC/ELECTRICIAN                         479,00

WELDER                                             202,00

CHIEF PAINTER                                      105,00

PAINTER                                             95,00


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Prices include salaries, all overheads and allowances, and Brazilian social charges but exclude travel/accommodation from point of origin to the rig. The salary component is indicative only based upon 1997 rates and shall be revised annually based upon actual market costs of personnel.

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                                   APPENDIX 3



                              LOCAL BASE PERSONNEL


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